Exhibit 99.1

Zynex Expands Executive Team, Appoints Joseph Papandrea Chief Operating Officer

ENGLEWOOD, Colo., (PR Newswire,  July 22, 2019) -- Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics today announced that it has hired Joseph Papandrea as its Chief Operating Officer (COO). As COO Mr. Papandrea will lead operations including billing, patient support, sales and device production.

Mr. Papandrea previously worked as Vice President of Operations at Arrow Electronics, a global provider of electronic components and enterprise computing solutions. In this capacity he utilized his global background, breadth of organizational functional knowledge, and analogous vertical experience to help customers in Security, Healthcare and Medical, Technology and Media scale rapidly (e.g. +25% quarter on quarter growth). Prior to joining Arrow electronics Mr. Papandrea worked in Australia, Singapore, Germany, the UK, Chile and the USA in a variety of senior leadership roles driving scale, and transformation across industries including; Resources, Energy, Technology, Industrial, Transportation, and Retail.

Mr. Papandrea holds a Bachelor of Commerce, (minor in Accounting and Law) from the University of Western Sydney in Australia and has undertaken Business Administration Leadership and Management development through INSEAD, and Korn Ferry.

Thomas Sandgaard, founder and CEO said: “I am excited to continue our path of growth and profitability with the addition of Joseph. As we build out our sales force nationally we need to scale our infrastructure to seamlessly process the increase in orders and activity. Joseph will play an important role in scaling our sales force and infrastructure as well as adding more products that fits within our reach in the pain and rehabilitation markets, nationally as well as internationally.”

ABOUT ZYNEX

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers.

For additional information, please visit: zynex.com.

ZYNEX INVESTOR RELATIONS CONTACT:

Amato and Partners, LLC

100 Park Avenue, 16th Floor

New York, NY 10017

(212) 430-0360

admin@amatoandpartners.com

Source: Zynex